Exhibit 99.01

Xcel Energy, Inc.

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

April 16, 2002

Xcel Energy Extends Offer Deadline Until May 8, 2002

MINNEAPOLIS — Xcel Energy Inc. (NYSE:XEL) announced today that the Securities and Exchange Commission will publish a new notice reflecting the previously revised terms of Xcel Energy’s offer for the publicly held shares of NRG common stock.

The notice will extend the earliest date by which the SEC could enter an order authorizing Xcel Energy to consummate the exchange offer under the Public Utility Holding Company Act to May 7, 2002. As a result, Xcel Energy has extended the expiration of the offer to midnight EDT on May 8, 2002. The other terms and conditions of the exchange offer remain unchanged. Xcel Energy remains firmly committed to completing the exchange offer as expeditiously as possible.

Under the exchange offer, NRG’s public shareholders will receive 0.50 of a share of Xcel Energy common stock in a tax-free exchange for each outstanding share of NRG common stock they hold.

Xcel Energy is a major U.S. electricity and natural gas company with operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE EXCHANGE OFFER DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

In connection with the proposed exchange offer for NRG shares, Xcel Energy has filed a prospectus and related materials with the SEC. Investors and security holders may obtain a free copy of the exchange offer prospectus and other documents filed by Xcel Energy with the SEC at the commission’s Web site at http://www.sec.gov. Free copies of the exchange offer prospectus, as well as Xcel Energy’s related filings with the commission, also may be obtained from Xcel Energy by directing a request to Xcel Energy’s information agent for this offer, Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072 or call toll-free at 866/800-0230.

Forward-Looking Information

Although Xcel Energy believes its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those contained in the forward-looking statements include satisfaction of all conditions to the exchange offer that cannot be waived, including the approval of the SEC under the Public Utility Holding Company Act, and the satisfaction or waiver of conditions to the exchange offer that may be waived. Some of the conditions to the exchange offer include the receipt of all required regulatory approvals, the tender by the public stockholders of a minimum number of their shares and the absence of an injunction or litigation concerning the exchange offer. In light of these uncertainties, there can be no assurances that the exchange offer will be completed.

Contact:	Xcel Energy Inc., Minneapolis Analysts: E J McIntyre, 612/215-4515 R J Kolkmann, 612/215-4559 P A Johnson, 612/215-4535 or Media Inquiries: Xcel Energy Media Relations, 612/215-5300